As filed with the Securities and Exchange Commission on October 27, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Mach Natural Resources LP

(Exact name of registrant as specified in its charter)

Delaware	93-1757616
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

14201 Wireless Way, Suite 300
Oklahoma City, Oklahoma 73134
(405) 252-8100
(Address of principal executive offices) (Zip code)

Tom L. Ward
Chief Executive Officer
14201 Wireless Way, Suite 300
Oklahoma City, Oklahoma 73134
(405) 252-8100
(Name and address of agent for service)

(405) 252-8100
(Telephone number, including area code, of agent for service)

Copies to:

Julian J. Seiguer, P.C.
Michael W. Rigdon, P.C.
Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, Texas 77002

(713) 836-3600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Mach Natural Resources GP LLC, a Delaware limited liability company (the “General Partner”) and the general partner of Mach Natural Resources LP, a Delaware limited partnership (the “Registrant”), will send or give to all participants in the Mach Natural Resources LP 2023 Long-Term Incentive Plan the document(s) containing information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Commission, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement on Form S-8 (the “Registration Statement”) pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents:

(a)	The Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act on October 26, 2023, relating to the Registrant’s Form S-1 Registration Statement (File No. 333-274662), originally filed with the Commission on September 22, 2023 (as amended, including all exhibits);

(b)	The Registrant’s Current Report on Form 8-K filed with the Commission on October 27, 2023; and

(c)	The description of the Registrant’s common units representing limited partner interests contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on October 24, 2023 pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Under the Amended and Restated Agreement of Limited Partnership of Mach Natural Resources LP, dated as of October 27, 2023 (the “Partnership Agreement”), unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the applicable person acted in bad faith or engaged in intentional fraud or willful misconduct, or, in the case of a criminal matter, acted with knowledge that the conduct was criminal, the Registrant will indemnify the following persons, to the fullest extent permitted by law, from against all losses, claims, damages or similar events:

●	the General Partner;

●	any departing general partner;

●	any person who is or was an affiliate of the General Partner or any departing general partner;

●	any person who is or was a director, officer, manager, managing member, partner, fiduciary or trustee of any entity set forth in the preceding three bullet points;

●	any person who is or was serving as a director, officer, manager, managing member, partner, fiduciary or trustee of another person at the request of the General Partner or any departing general partner; and

●	any person designated by the General Partner.

Any indemnification under the provisions of the Partnership Agreement will only be out of the Registrant’s assets. Unless it otherwise agrees, the General Partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to the Registrant to enable the Registrant to effectuate, indemnification. The Registrant may purchase insurance covering liabilities asserted against and expenses incurred by persons for our activities, regardless of whether the Registrant would have the power to indemnify the person against liabilities under the Partnership Agreement.

Under the Amended and Restated Limited Liability Company Agreement of Mach Natural Resources GP, LLC, dated as of October 27, 2023, in most circumstances, the General Partner will indemnify the following persons, to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings (whether civil, criminal, administrative or investigative):

●	the members;

●	any person who is or was an affiliate of the General Partner;

●	any person who is or was a member, partner, officer, director, employee, agent or trustee of the General Partner or the Registrant;

●	any person who is or was serving at the request of the board of directors of the General Partner as a member, partner, director, officer, fiduciary or trustee of another Person, in each case, acting in such capacity; and

●	any person designated by the General Partner.

The General Partner will purchase insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of the General Partner and any of its direct or indirect subsidiaries.

In addition, under Section 9 of that certain Underwriting Agreement, dated as of October 24, 2023 and filed with the Commission as Exhibit 1.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on October 27, 2023 (the “Underwriting Agreement”), the General Partner and the Registrant have agreed to indemnify the underwriters that are parties thereto as well as the affiliates, directors, officers, employees and agents of such underwriters against certain liabilities, and to contribute to payments that may be required to be made in respect of those liabilities.

Item 7.	Exemptions from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

No.	Description
4.1	Certificate of Limited Partnership of Mach Natural Resources LP, effective as of May 26, 2023 (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 filed with the Commission by the Registrant on September 22, 2023)
4.2	Amended and Restated Agreement of Limited Partnership of Mach Natural Resources LP, dated as of October 27, 2023 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission by the Registrant on October 27, 2023)
4.3	Mach Natural Resources LP 2023 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the Commission by the Registrant on October 27, 2023)
4.4*	Form of Mach Natural Resources LP 2023 Long-Term Incentive Plan Phantom Unit Agreement (Non-Employee Directors)
4.5*	Form of Mach Natural Resources LP 2023 Long-Term Incentive Plan Phantom Unit Agreement (Executives)
5.1*	Opinion of Kirkland & Ellis LLP
23.1*	Consent of Grant Thornton LLP for BCE-Mach III LLC audited financial statements
23.2*	Consent of Grant Thornton LLP for BCE-Mach LLC audited financial statements
23.3*	Consent of Grant Thornton LLP for BCE-Mach II LLC audited financial statements
23.4*	Consent of Cawley, Gillespie & Associates, Inc.
23.5*	Consent of Kirkland & Ellis LLP (contained in Exhibit 5.1 hereto)
24.1*	Powers of Attorney (included on the signature page hereof)
107*	Filing Fee Table

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Filing Fee Table” in this effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on October 27, 2023.

Mach Natural Resources LP

By:	Mach Natural Resources GP LLC, its general partner

By:	/s/ Tom L. Ward
Name:	Tom L. Ward
Title:	Chief Executive Officer

* * * *

Each person whose signature appears below appoints Tom L. Ward and Kevin R. White, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys in fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys in fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys in fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Tom L. Ward	Chief Executive Officer and Director	October 27, 2023
Tom L. Ward	(principal executive officer)

/s/ Kevin R. White	Chief Financial Officer	October 27, 2023
Kevin R. White	(principal financial officer and principal accounting officer)

/s/ William McMullen	Chairman of the Board	October 27, 2023
William McMullen

/s/ Edgar R. Giesinger	Director	October 27, 2023
Edgar R. Giesinger

/s/ Stephen Perich	Director	October 27, 2023
Stephen Perich

/s/ Francis A. Keating II	Director	October 27, 2023
Francis A. Keating II